Exhibit 99.1

               LIFESPAN LICENSES SCREENPHONE MANUFACTURING RIGHTS

Palm Desert, California--July 7th, 2009-- Lifespan (PINK SHEETS: LSPN) (www.lifespaninc.com) (the "Company") has licensed Cytta Corp. www.cytta.com (OTCBB: CYTC) the exclusive right to utilize Lifespan's `ScreenPhone' technology to develop, manufacture and market telephone/internet access devices for the US. For these rights, Lifespan will receive six million shares of Cytta, a royalty of one-half of one percent (.5%) of Net Revenue and a cross obligation to purchase units at wholesale cost from 2010 on.

Mr. Ken Berscht, CEO stated, "This transaction ensures that the ScreenPhone technology is developed, manufactured and brought to market in the most expeditious manner. It allows Lifespan to concentrate on the numerous and intricate developmental issues involved in completing the Medical ScreenPhone model and the diverse elements involved in integrating and redesigning the medical peripherals.'

Currently, administrative costs in the US Healthcare Industry exceed $200 billion each year. The Medical ScreenPhone can be utilized to significantly improve the efficiency of a portion of the US medical electronic data transfer
(EDT) and electronic medical record (EMR) market. But the chief advantage of the Medical ScreenPhone is that it will ultimately improve the practice and delivery of healthcare to the benefit of doctors and their patients.

The Medical ScreenPhone is envisaged as a significant tool for the 14 trillion dollar US healthcare industry to utilize as a medical evaluation, testing, and diagnostic solution as well as a home healthcare communications and education tool. The Cytta transaction will now allow the Company to advance the involvement of Dr. Karim Quyami as Chief Scientist and utilize his position as the Director of Centre of Excellence for Surgical Education and Innovation (CESEI www.cesei.org) to begin development and redesign of the medical peripherals and actively pursue other industry partnerships focused solely on the medical peripherals.

To provide more complete financial disclosure the Company has completed the management prepared Unaudited December 31, 2007 Annual Report, December 31, 2008 Annual Report and March 31, 2008, June 30 2008, September 30, 2008 and March 31, 2009 Quarterly Reports. These documents are available for review on the Company's website at www.lifespaninc.com or directly at http://lifespaninc.com/joomla_22182/Financials.html. The Company is currently arranging for Auditor Review of these financials which will enable the Company to update its financial disclosure reporting requirements.


Contact:

     Ken Berscht, CEO: 403-830-7566
     Lifespanceo@gmail.com
     Corporate Communications
     Stuart Brame, CIO: 310-963-0462
     Stuartbrame10@gmail.com

     website: www.LifespanInc.com